Exhibit 4.2

EXECUTION COPY

FLIR Systems, Inc.

and

U.S. Bank National Association, as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 10, 2016

to

Indenture dated as of August 19, 2011

$425,000,000 3.125% Notes due 2021

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

Section 1.1	Relationship with Base Indenture.	A-1
Section 1.2	Definition of Certain Terms.	A-2

ARTICLE II GENERAL TERMS OF THE NOTES

Section 2.1	Form.	A-4
Section 2.2	Amount and Payment of Principal and Interest.	A-4
Section 2.3	Denominations.	A-5
Section 2.4	Global Securities.	A-5
Section 2.5	Payment, Transfer and Exchange.	A-5
Section 2.6	Registrar and Paying Agent.	A-5
Section 2.7	Ranking.	A-5
Section 2.8	Trustee’s Right to Refuse Directions in Certain Circumstances.	A-6

ARTICLE III REDEMPTION

Section 3.1	Redemption.	A-6
Section 3.2	Redemption Procedures.	A-6
Section 3.3	Notice of Redemption.	A-7

ARTICLE IV CHANGE OF CONTROL

Section 4.1	Change of Control.	A-7

ARTICLE V COVENANTS

Section 5.1	Restrictions on Secured Debt.	A-9
Section 5.2	Restrictions on Sale Lease-Bank Transactions.	A-10
Section 5.3	Guarantees.	A-11

ARTICLE VI CONSOLIDATION, MERGERS, SALE OF ASSETS

Section 6.1	Consolidation, Merger and Sale of Assets.	A-11

ARTICLE VII DEFAULTS AND REMEDIES

Section 7.1	Events of Default.	A-12

ARTICLE VIII DEFEASANCE

Section 8.1	Discharge of Liability on Securities; Defeasance.	A-14

EXHIBIT A	Form of Note	A-1

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of June 10, 2016 (this “Supplemental Indenture”), between FLIR Systems, Inc., an Oregon corporation, as issuer (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of August 19, 2011 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Securities”);

WHEREAS, Sections 2.01 and 8.01(ix) of the Base Indenture provide that the Company and the Trustee may, in one or more indentures supplemental to the Base Indenture, amend or supplement the Base Indenture to establish the form and terms of any series of Securities prior to the issuance of any Securities of such series;

WHEREAS, the Company has duly authorized and desires to cause to be established pursuant to the Base Indenture and this Supplemental Indenture a new series of Securities designated the “3.125% Notes due 2021” (the “Notes”), the form and terms of such Notes to be set forth in this Supplemental Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Relationship with Base Indenture.

(a) Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

(b) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(c) The rules of construction set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

SECTION 1.2 Definition of Certain Terms.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of Voting Stock of the Company representing a majority of the voting power of the Company’s then outstanding Voting Stock;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) the adoption by stockholders of the Company of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” means an offer to repurchase Notes pursuant to Section 4.1 hereof.

“Change of Control Payment” means, with respect to Notes tendered for repurchase pursuant to a Change of Control Offer, an amount equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of repurchase.

“Change of Control Triggering Event” means, with respect to the Notes:

(1) the rating of such Notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and

(2) such Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period;

provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 31, 2016, by and among FLIR Systems, Inc., the Designated Borrowers and Subsidiary Guarantors from time to time party thereto, the Lenders named therein, and Bank of America, N.A., as administrative agent, as such agreement may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced or extended from time to time.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency; provided that the Company gives notice of such appointment to the Trustee.

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC or an affiliate or successor thereof; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE II

GENERAL TERMS OF THE NOTES

SECTION 2.1 Form.

The Notes and the Trustee’s certificates of authentication shall be substantially in the form of Exhibit A to this Supplemental Indenture, which are hereby incorporated into this Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 2.2 Amount and Payment of Principal and Interest.

(a) The Trustee shall authenticate and deliver the Notes for original issue on the date hereof in the aggregate principal amount of $425,000,000. The principal amount of each Note shall be payable on June 15, 2021.

(b) The Notes shall bear interest at 3.125% per year beginning on the date of issuance until the Notes are redeemed, paid, or duly provided for. Interest shall be paid semiannually in arrears on June 15 and December 15 of each year (each an “Interest Payment Date”), commencing on December 15, 2016. The regular record date for interest payable on the Notes shall be the June 1 and December 1, as the case may be, immediately preceding each Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an Interest Payment Date falls on a date that is not a Business Day, then interest will be paid on the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such Interest Payment Date. If a Redemption Date or the Maturity Date for any Note falls on a date that is not a Business Day, the related payments of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no additional interest will accumulate on the amount payable for the period from and after the Redemption Date or Maturity Date.

(c) Subject to the terms and conditions contained herein, the Company may from time to time, without notice to or consent of the existing Holders create and issue additional Notes (the “Additional Notes”) having the same terms and conditions as the Notes in all respects, except for the Issue Date and the first payment of interest thereon. Such Additional Notes, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding Notes for all purposes under the Indenture, including amendments, waivers and redemptions. The aggregate principal amount of the Additional Notes, if any, shall be unlimited.

SECTION 2.3 Denominations.

The Notes will be issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

SECTION 2.4 Global Securities.

The Notes will be issuable in the form of one or more Global Securities and the Depository for such Global Securities will be The Depository Trust Company in accordance with the Base Indenture.

SECTION 2.5 Payment, Transfer and Exchange.

(a) The principal and interest on Notes represented by Global Securities will be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby. The principal and interest on Notes represented by Physical Securities will be payable, either in person or by mail, at the office of the Paying Agent.

(b) Transfers of Global Securities will be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Securities may be transferred or exchanged for Physical Securities in accordance with the Indenture. If Notes represented by Physical Securities are presented to the Registrar with a request from the Holder of such Securities to register a transfer or to exchange them for an equal principal amount of Securities of other authorized denominations, the Registrar will register the transfer or make the exchange as requested in accordance with the Indenture.

SECTION 2.6 Registrar and Paying Agent.

The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes. The Company may change the Paying Agent and Registrar with respect to the Notes without notice to Holders.

SECTION 2.7 Ranking.

The Notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the Notes will (i) rank equally in right of payment with all other existing and future unsubordinated indebtedness of the Company that is not by its terms expressly subordinated to other indebtedness of the Company, and (ii) rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company.

SECTION 2.8 Trustee’s Right to Refuse Directions in Certain Circumstances.

With respect to directions given by the Holders of a majority in aggregate principal amount of the Notes to the Trustee, pursuant to the Indenture, in its exercise of any trust or power with respect to the Notes, the Trustee will be entitled to refuse to follow any such direction that conflicts with law or the Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Holders or could, in reasonable likelihood, impose personal liability upon the Trustee, unless the Trustee is offered indemnity satisfactory to it.

ARTICLE III

REDEMPTION

SECTION 3.1 Redemption.

(a) Except as provided in this Article III, the Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(b) The Notes are subject to redemption at any time or from time to time, in whole or in part, at the Company’s option at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed (not including any interest accrued as of the Redemption Date) from the Redemption Date through May 15, 2021 discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date. The Company may provide in a redemption notice that payment of such Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c) In addition, the Notes are subject to redemption at any time or from time to time, in whole or in part, at the Company’s option, after May 15, 2021, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on such Notes to, but excluding, the Redemption Date.

SECTION 3.2 Redemption Procedures.

The Trustee will select Notes called for redemption in part on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository); provided that Notes in principal amounts of $2,000 or less shall be redeemed in whole and not in part. In the case of Notes represented by Physical Securities, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of Notes represented by a Global Security, the outstanding principal amount of the Global Security representing the Notes will be reduced by book-entry. Notes called for redemption become due on the Redemption Date, subject to the satisfaction of any conditions precedent provided in the notice of redemption. On and after the Redemption Date, interest stops accruing on Notes or portions of them called for redemption (unless there is a default in the payment thereof).

SECTION 3.3 Notice of Redemption.

(a) At the Company’s written request made at least five Business Days prior to the date on which notice of redemption is to be given (unless a shorter notice shall be agreed to in writing by the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.

(b) Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

(c) Any notice to holders of Notes of any redemption will include the appropriate calculation of the Redemption Price, but does not need to include the Redemption Price itself. The actual Redemption Price, calculated as described above, will be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the Redemption Date.

ARTICLE IV

CHANGE OF CONTROL

SECTION 4.1 Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at an offer price in cash equal to the Change of Control Payment.

(b) Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, or cause to be sent, a notice to the Trustee and to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and specifying:

(i) that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes tendered will be accepted for payment;

(ii) the Change of Control Payment and the purchase date, which shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) the CUSIP number for the Notes;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have the Notes purchased;

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(ix) if such notice is sent prior to the consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) The Company shall cause the Change of Control Offer to remain open for at least 20 Business Days or such longer period as is required by applicable law. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.1, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.1 by virtue of any such conflict.

(d) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

(e) The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.1 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g) The Company may make a Change of Control Offer in advance of, but conditioned on, the occurrence of a Change of Control Triggering Event but otherwise in accordance with the provisions of this Section 4.1.

(h) If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as set forth in Section 4.1(f), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a Redemption Price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date).

ARTICLE V

COVENANTS

Sections 4.06, 4.07 and 4.09 of the Base Indenture shall be superseded by Sections 5.1, 5.2 and 5.3, respectively, and any reference in the Base Indenture to Section 4.06, 4.07 or 4.09 or any portion contained therein shall be deemed to refer to Section 5.1, 5.2 or 5.3, as applicable, hereof or the applicable provision thereof.

SECTION 5.1 Restrictions on Secured Debt.

(a) The Company will not, nor will it permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for borrowed money (hereinafter called “indebtedness”) secured by a mortgage, security interest, pledge or lien (hereinafter called “mortgage”) of or upon any Principal Property or on any capital stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, capital stock or indebtedness is now owned or hereafter acquired) without in any such case ensuring that the Notes (together with, if the Company shall so determine, any other indebtedness created, incurred, issued, assumed or guaranteed by the Company or any Restricted Subsidiary and then existing or thereafter created) shall be secured by such mortgage equally and ratably with (or, at the option of the Company, prior to) such indebtedness, so long as such indebtedness shall be so secured.

(b) The provisions of Section 5.1(a) shall not, however, apply to any indebtedness secured by any one or more of the following:

(i) mortgages of or upon any property acquired, constructed or improved by, or of or upon any capital stock or indebtedness acquired by, the Company or any Restricted Subsidiary after the date hereof to (A) secure the payment of all or any part of the purchase price of such property, capital stock or indebtedness upon the acquisition thereof or (B) secure indebtedness incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred, assumed or guaranteed prior to or within 365 days after the later of the applicable acquisition, construction or improvement of such property, as the case may be, provided, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property, capital stock or indebtedness theretofore owned by the Company or any Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved or substantially unimproved real property on which the property so constructed or the improvement is located;

(ii) mortgages of or upon any property, capital stock or indebtedness existing at the time of acquisition thereof by the Company or any Restricted Subsidiary;

(iii) mortgages of or upon any property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or existing at the time of a sale or transfer of the properties of a Person as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary;

(iv) mortgages of or upon any property of, or capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

(v) mortgages to secure indebtedness of any Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(vi) mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgages (including, without limitation, mortgages incurred in connection with pollution control, industrial revenue or similar financings); and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any mortgage existing at the date of this Indenture or any mortgage referred to in the foregoing clauses (i) through (vi), inclusive, provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property (plus improvements and construction on such property), capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

(c) Notwithstanding the provisions of Section 5.1(a), the Company or any Restricted Subsidiary may, without equally and ratably securing the Securities, issue, assume or guarantee indebtedness secured by a mortgage not excepted by clauses (i) through (vii) of Section 5.1(b), if the aggregate amount of such indebtedness, together with all other indebtedness of, or indebtedness guaranteed by, the Company and its Restricted Subsidiaries existing at such time and secured by mortgages not so excepted and the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under clause (i) or (vi) of Section 5.1(b) and other than Sale and Lease-Back Transactions in which the proceeds have been applied in accordance with clause (iii) of Section 5.2), does not at the time exceed the greater of (i) 15% of Consolidated Net Tangible Assets and (ii) $200,000,000.

SECTION 5.2 Restrictions on Sale Lease-Bank Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and any Restricted Subsidiary, between any Restricted Subsidiary and the Company or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to any Person with the intention of taking back a lease of such property (herein referred to as a “Sale and Lease-Back Transaction”) unless:

(i) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled pursuant to clause (1) or (6) of Section 5.1(b), without equally and ratably securing the Notes, to create, incur, issue, assume or guarantee indebtedness secured by a mortgage on such property, or

(ii) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled pursuant to Section 5.1(c), without equally and ratably securing the Notes, to create, incur, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction or

(iii) the Company shall apply, within 365 days of the effective date of any such arrangement, an amount not less than the greater of (x) the net proceeds of the sale of such property or (y) the fair market value (as determined by the Board of Directors) of such property to either the prepayment or retirement (other than any mandatory prepayment or retirement) of unsubordinated indebtedness incurred or assumed by the Company or any Restricted Subsidiary (other than indebtedness owned by the Company or any Restricted Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such indebtedness, or to the acquisition, construction or improvement of a manufacturing plant or manufacturing facility which is, or upon such acquisition, construction or improvement will be, a Principal Property.

SECTION 5.3 Guarantees.

(a) The Company shall not permit any of its Domestic Subsidiaries, directly or indirectly, to guarantee indebtedness of the Company under the Credit Agreement, unless such Domestic Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture substantially in the form attached to the Base Indenture as Exhibit B providing for the Guarantee of the payment of the Notes by such Domestic Subsidiary, which Guarantee shall be pari passu with such Domestic Subsidiary’s guarantee of such other indebtedness.

(b) Notwithstanding the preceding paragraph, any Guarantee by a Domestic Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged under the circumstances described under Section 10.05 of the Base Indenture.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OF ASSETS

Section 5.01 of the Base Indenture shall be superseded by Section 6.1 and any reference in the Base Indenture to Section 5.01 or any portion contained therein shall be deemed to refer to Section 6.1 hereof or the applicable provision thereof.

SECTION 6.1 Consolidation, Merger and Sale of Assets.

The Company may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of its property and assets to any corporation, if:

(a) the Company is the surviving Person or the corporation formed by such consolidation or into which the Company is merged, or the corporation which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets, is organized and existing under the laws of the United States of America, any State in the United States of America or the District of Columbia.

(b) The Company is the surviving Person or the corporation formed by such consolidation or into which the Company is merged, or the corporation which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets, agrees to pay the principal of, and any premium and interest on, the Notes and perform and observe all covenants and conditions of this Indenture by executing and delivering to the Trustee a supplemental indenture; and

(c) immediately after giving effect to such transaction and treating indebtedness for borrowed money which becomes the Company’s obligation or an obligation of a Restricted Subsidiary as a result of such transaction as having been incurred by the Company or such Restricted Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer as provided above, any Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation (other than any mortgage, security interest, pledge or lien permitted as described in Section 5.1), the Company, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the Notes (together with, if the Company shall so determine, any other indebtedness of, or guaranteed by, the Company or any Restricted Subsidiary and then existing or thereafter created) equally and ratably with (or, at the Company’s option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

Upon any consolidation by the Company with or merger by the Company into any other corporation or any lease, sale or transfer of all or substantially all of the property and assets of the Company in accordance with this Section 6.1, the successor corporation formed by such consolidation or into which the Company is merged or to which such lease, sale or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE VII

DEFAULTS AND REMEDIES

Section 6.01 of the Base Indenture shall be superseded by Section 7.1 and any reference in the Base Indenture to Section 6.01 or any portion contained therein shall be deemed to refer to Section 7.1 hereof or the applicable provision thereof.

SECTION 7.1 Events of Default.

The following events shall be “Events of Default” with respect to the Notes:

(a) a failure to pay interest upon any Note that continues for a period of 30 days after payment is due;

(b) a failure to pay the principal or premium, if any, on any Note when due upon maturity, redemption, acceleration or otherwise;

(c) a failure to comply with any of the Company’s other agreements contained in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), for a period of 90 days after written notice to the Company of such failure from the Trustee (or to the Company and the Trustee from the holders of at least 25% of the principal amount of the Notes then outstanding);

(d) (i) a failure to make any payment at maturity, including any applicable grace period, of any indebtedness of the Company in an amount in excess of $75,000,000 aggregate principal amount and continuance of this failure to pay or (ii) a default on any of the Company’s indebtedness which default results in the acceleration of indebtedness in an aggregate principal amount in excess of $75,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, within, in the case of clause (i) or (ii) above, 30 days after the Company receives written notice from the Trustee or the Trustee receives notice from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; provided, however, that if the failure, default or acceleration referred to in clause (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured; or

(e) the Company pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary insolvency proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors; and

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company in an involuntary insolvency proceeding;

(ii) appoints a Custodian of the Company or for any substantial part of its property;

(iii) orders the winding-up, liquidation or dissolution of the Company; or

(iv) orders the presentation of any plan or arrangement, compromise or reorganization of the Company;

and in each such case the order or decree remains unstayed and in effect for 90 days.

ARTICLE VIII

DEFEASANCE

Section 9.01(b) of the Base Indenture shall be superseded by Section 8.1 and any reference in the Base Indenture to Section 9.01(b) or any portion contained therein shall be deemed to refer to 8.1 hereof.

SECTION 8.1 Discharge of Liability on Securities; Defeasance.

Subject to Sections 9.01(c) and 9.02 of the Base Indenture, the Company may at any time elect to terminate its obligations with respect to the Notes (hereinafter, “Legal Defeasance”) except for obligations under Sections 2.04, 2.07 and 2.08 of the Base Indenture and obligations under the TIA on a date the applicable conditions set forth in Section 9.02 of the Base Indenture are satisfied. The Company may terminate its obligations with respect to the Notes under Sections 4.06, 4.07 and 4.08 of the Base Indenture on a date the applicable conditions set forth in Section 9.02 of the Base Indenture are satisfied (hereinafter, “Covenant Defeasance”) and thereafter, any failure to comply with any of Section 4.06, 4.07 or 4.08 of the Base Indenture will not constitute a Default or an Event of Default with respect to the Notes of such series. The Company may exercise its Legal Defeasance option with respect to the Notes notwithstanding its prior exercise of its Covenant Defeasance option with respect to the Notes.

ARTICLE IX

MISCELLANEOUS PROVISIONS

SECTION 9.1 Ratification of Base Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. All provisions included in this Supplemental Indenture with respect to the Notes supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions set forth in the Indenture.

SECTION 9.2 Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes.

SECTION 9.3 Table of Contents, Headings, Etc.

The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 9.4 Multiple Counterparts.

The parties may sign multiple counterparts of this Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent one and the same agreement.

SECTION 9.5 Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed all as of the date and year first written above.

FLIR SYSTEMS, INC.

By:	/s/ Todd M. DuChene
Name: Todd M. DuChene
Title: Senior Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda A. McConkey
Name: Linda A. McConkey
Title: Vice President

EXHIBIT A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.: [●]

ISIN No.: [●]

FLIR SYSTEMS, INC.

No. 1	$[●]

[●]% NOTE DUE 2021

FLIR SYSTEMS, INC., an Oregon corporation, as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $[●] on [●], 2021.

Interest Payment Dates: [●] and [●] of each year, commencing [●].

Record Dates: [●] and [●] of each year.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

Dated: [●], 2016

FLIR SYSTEMS, INC.

By:
Name:
Title:

A-1

Certificate of Authentication

This is one of the [●]% Notes due 2021 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

Dated: [●], 2016

A-2

FLIR SYSTEMS, INC.

[●]% NOTE DUE 2021

1. Interest. FLIR Systems, Inc., an Oregon corporation, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of [●]% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including [●], 2016 to but excluding the date on which interest is paid. Interest shall be payable in arrears on March 1 and September 1 of each year, commencing [●]. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on the [●] and [●] immediately preceding the interest payment date (whether or not a Business Day). Holders do not have to surrender Notes to a Paying Agent to collect principal payments. The Company will pay to the Paying Agent principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company, the Company will pay, or cause to be paid by the Paying Agent, all principal (and premium, if any) and interest on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association (the “Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture. This Note is one of the series designated on the face hereof. This Note is one of a duly authorized issue of securities of the Company issued and to be issued in one or more series under an Indenture, dated as of August 19, 2011 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of [●], 2016 (the “Supplemental Indenture” and, together with the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). This is one of an issue of Notes of the Company issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

5. Optional Redemption. The Notes of this series are subject to redemption at any time or from time to time, in whole or in part, at the Company’s option at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed (not including any interest accrued as of the Redemption Date) from the Redemption Date through May 15, 2021, in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date. In addition, the Notes are subject to redemption at any time or from time to time, in whole or in part, at the Company’s option, after May 15, 2021, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued

A-3

and unpaid interest, if any, on such Notes to, but excluding, the Redemption Date. The Company may provide in such notice that payment of such price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Any notice to holders of Notes of a redemption pursuant to this paragraph 5 will include the appropriate calculation of the Redemption Price, but does not need to include the Redemption Price itself. The actual Redemption Price, calculated as described above, will be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the Redemption Date.

6. Redemption Procedures. The Trustee will select Notes called for redemption in part pursuant to paragraph 5 on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository); provided that Notes in principal amount of $2,000 or less shall be redeemed in whole and not in part. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note, or in the case of Notes represented by a Global Security, the outstanding principal amount of such Global Security will be reduced by book-entry. Notes called for redemption pursuant to paragraph 5 become due on the Redemption Date. On and after the Redemption Date, interest stops accruing on Notes or portions of them called for redemption (unless there is a default in the payment thereof).

7. Notice of Redemption. Notices of redemption pursuant to paragraph 5 shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

8. Change of Control. Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption pursuant to paragraph 5, each Holder of Notes of this series shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Notes at an offer price in cash equal to the Change of Control Payment. The Change of Control Offer will be made in accordance with the terms specified in the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture.

10. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

11. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

12. Amendment, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend or waive the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, providing for the assumption by a successor to the Company of its obligations under the Indenture and making any change that does not adversely affect the rights of any Holder in any material respect. Other amendments of the Indenture or the Notes may be made

A-4

by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

13. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article Six of the Supplemental Indenture, the predecessor corporation will, except as provided in Article Six of the Supplemental Indenture, be released from those obligations.

14. Defaults and Remedies. Events of Default are set forth in the Supplemental Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Sections 7.1(e) and 7.1(f) of the Supplemental Indenture) occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to the Company, or the Holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Sections 7.1(e) and 7.1(f) of the Supplemental Indenture occurs, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power, provided, that the Trustee will be entitled to refuse to follow any such direction that conflicts with law or the Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Holders or could, in reasonable likelihood, impose personal liability upon the Trustee, unless the Trustee is offered indemnity satisfactory to it. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes) if it determines that withholding notice is in their best interests.

15. Trustee Dealings with Company. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, perform services for or otherwise deal with the Company or any Affiliate thereof, with the same rights it would have as if it were not Trustee.

16. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes.

17. Discharge; Defeasance. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States dollars or Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption.

A-5

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

18. Guarantee. As more fully set forth in the Base Indenture, the Company’s obligations under the Notes shall be guaranteed, under certain circumstances, by certain Domestic Subsidiaries of the Company required to execute a supplemental indenture in accordance with Section 5.3 of the Supplemental Indenture.

19. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

20. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

21. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

FLIR Systems, Inc.

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Attn: General Counsel

Tel: (503) 498-3547

Fax: (503) 498-3911

A-6

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:

Your

Signature:

Sign exactly as your name appears on the other

side of this Note

Signature

Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-7